Exhibit 23.9

CONSENT OF CLIFTON ENGINEERING GROUP LTD.

We consent to the use of our name, or any quotation from, or summarization of the technical report summary entitled “S-K 1300 Initial Assessment Report – Roughrider Uranium Project, Saskatchewan, Canada” dated November 5, 2024, that we prepared, which were included in and filed as exhibits to Uranium Energy Corp.’s (the “Company”) Annual Report on Form 10-K for the period ended July 31, 2025, and to the incorporation by reference of the foregoing in the Company’s Registration Statement on Form S-3 dated November 14, 2025.

CLIFTON ENGINEERING GROUP LTD.

Per: /s/ Mark Wittrup
Mark Wittrup
Vice-President Environmental and Regulatory Affairs

Date: November 14, 2025